Exhibit 10.3

January 23, 2013

Jim Offerdahl

Austin, TX 78731

RE: Offer of Employment

Dear Jim,

On behalf of Bazaarvoice, Inc. (the “Company”), I am pleased to invite you to join the Company as Chief Financial Officer reporting to Stephen Collins, Chief Executive Officer. Subject to Section 7(b), you will be expected in this position to devote your full business time, attention and energies to the performance of your duties with the Company. If you accept our offer of employment by complying with the instructions set forth in the last paragraph of this offer, your first day of employment is to be determined. The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.

2. Office Location. Your primary office location will be in our Austin, TX Office located at 3900 N. Capital of Texas Hwy., Suite 300, Austin, TX 78731.

3. Compensation. The Company will pay you a base salary at a rate of $22,916.67 per month (annualized to $275,000 per year) in accordance with the Company’s standard payroll policies, including compliance with applicable withholding requirements.

Offerdahl, Jim - CFO

Key Executive Bonus Plan: In addition to your base salary, you will be eligible to participate in an annual Key Executive Bonus Plan (effective May 1, 2013 for FY’14) to be adopted each fiscal year that sets your targeted bonus amount to be paid upon achievement of defined goals for the company and you. In your initial year of employment, your targeted annual bonus will be $137,500 at 100% achievement, pro-rated from your date of hire. The first and last payment by the Company to you will be adjusted, if necessary, to reflect the commencement or termination date other than the first or last working day of a pay period.

Sign-on Bonus: The Company will pay you a sign-on bonus of $50,000 on the first regular payroll after your start date and in accordance with the Company’s standard payroll policies, including compliance with applicable withholding requirements. Should you voluntarily leave the company within one-year of your start date, you will be required to repay a pro-rated portion of the sign-on bonus.

4. Stock Ownership.

(a) Stock Options: Subject to approval by the Company’s Board of Directors, you will be granted an option under the Company’s 2012 Equity Incentive Plan to purchase 275,000 shares of the Company’s common stock at a price per share equal to the fair market value of the common stock on the date upon which the Board of Directors approves the option grant. We will recommend that the Company’s Board of Directors set your vesting schedule with respect to such option as follows: One-fourth ( 1/4th) of the shares subject to the

Offerdahl, Jim - CFO

option will vest on the first anniversary of your employment with the Company and an additional one forty-eighth (1/48th) of the total number of such shares will vest on the corresponding day of each month thereafter, subject to your continued employment with the Company on any such date; provided, however, that in the event of a Termination Upon Change of Control (as defined on Exhibit A hereto), all of the then-unvested shares subject to such option shall immediately vest.

(b) Restricted Stock Units: Subject to the approval by the Company’s Board of Directors, you will be granted a restricted stock unit under the Company’s 2012 Equity Incentive Plan for 50,000 shares of the Company’s common stock. We will recommend that the Company’s Board of Directors set your vesting schedule with respect to such restricted stock units as follows: Twenty-five percent (25%) of the total number of units will vest on the first day of the first calendar quarter following the first anniversary of your date of hire (e.g., if your date of hire is January 15, 2013, the first installment would vest on April 1, 2014) and an additional twenty-five percent (25%) of the total number of units will vest on the corresponding date of each year thereafter, subject to your continued employment with the Company on each such date; provided, however, that in the event of a Termination Upon Change of Control (as defined on Exhibit A hereto), all of the then-unvested units subject to such grant shall immediately vest. This restricted stock unit will be granted pursuant to a Restricted Stock Unit Award Agreement to be entered into between you and the Company.

5. Benefits. During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time.

Offerdahl, Jim - CFO

6. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

7. Prior Employment Relationships; Conflicting Obligations.

(a) If you have not already done so, we request that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

(b) Notwithstanding the foregoing, the Company acknowledges your directorships on the boards of directors of the companies identified on Exhibit C and agrees that you may continue such directorships unless the Board of Directors of the Company concludes in its reasonable discretion that such companies have become competitors of the Company or that your service on such boards of directors conflicts with your obligations to the Company.

Offerdahl, Jim - CFO

8. Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required on your first day of employment to complete and sign the Company’s standard form of Employee Proprietary Information Agreement (the “EPIA”) attached hereto as Exhibit B.

9. General. This offer letter, the Termination Upon Change of Control, EPIA, the Stock Option Agreement and the Restricted Stock Unit Award Agreement covering the shares described in paragraph 4, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter, on the one hand, and the Termination Upon Change of Control, EPIA, the Stock Option Agreement and the Restricted Stock Unit Award Agreement, on the other hand, the terms and provisions of the Termination Upon Change of Control, EPIA, the Stock Option Agreement and the Restricted Stock Unit Award Agreement will control; provided, however, that nothing in such agreements shall be deemed to modify your rights under Section 7(b) above. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. This offer letter will be governed by Texas law without giving effect to its conflict of law principles.

10. Background Check; Contingencies. This offer of employment is contingent upon the satisfactory completion of background screens to be performed by the Company and/or independent contractors of the Company. If such checks fail to satisfy the Company’s requirements for employees at your level, this offer of employment shall be rescinded.

Offerdahl, Jim - CFO

11. Section 409A. It is the intent of this letter that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this letter agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made the earliest of (i) the date called for under Company’s applicable policies, (ii) the time provided by this Agreement, and (iii) the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Offerdahl, Jim - CFO

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me not later than January 25, 2013.

Sincerely,

BAZAARVOICE, INC.

Kathy Smith -Willman,

Director – People Relations

Agreed and Accepted by:

Signature:	/s/ Jim Offerdahl

Date:	Jan. 23, 2013

Offerdahl, Jim - CFO

EXHIBIT A

CHANGE OF CONTROL

Offerdahl, Jim - CFO

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

Offerdahl, Jim - CFO

EXHIBIT C

DIRECTORSHIPS

CBG Holdings, Inc.

Fuelquest, Inc.

Offerdahl, Jim - CFO